UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UCN, INC.

(Exact name of the registrant as specified in its charter)

Delaware	87-0528557
(State Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah	84065
(Address of principal executive offices)	(Zip Code)

Securities to be registered under Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered under Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered

The corporate charter of UCN, Inc., authorizes it to issue up to 100,000,000 shares of common stock, $0.0001 par value per share. As of the date of this registration statement, there are 30,943,927 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for, and to share, ratably, in the net assets, if any, of UCN upon liquidation after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The stockholders have no preemptive rights to purchase any shares of our capital stock.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UCN, INC.

Date: October 24, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

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